Exhibit 99.1
Mativ Announces Appointment of Seasoned Finance Executive to its Board of Directors
Bruce Hausmann Brings 25+ Years of Corporate and Operational Finance Expertise to Global Manufacturing Leader
ALPHARETTA, GA, July 1, 2026 – Mativ Holdings, Inc. (NYSE: MATV) announced today the appointment of Bruce Hausmann to its Board of Directors, effective July 1, 2026. In his role on the Mativ Board of Directors, Hausmann will serve on the Company's Audit Committee.
Hausmann is currently the Vice President and Chief Financial Officer of Interface, Inc. (NASDAQ: TILE), a global manufacturer of flooring solutions, a role he has held since April 2017. At Interface, Hausmann leads the company's global financial operations and is responsible for overall leadership of Interface's finance, accounting, tax, treasury, risk management, financial reporting, and investor relations functions. He is a seasoned corporate and operational finance leader with over 25 years of experience across a range of industries — including Technology, Managed Services, Consumer Products, and Commercial Industrials — and with public, private equity, and venture-backed capital structures. Throughout his career, Hausmann has played an integral role leading organizations through transformational M&A and corporate finance transactions.
Prior to joining Interface, Hausmann held senior financial leadership roles with Aramark Corporation and The Walt Disney Company. He holds a Bachelor of Science degree in Finance from Arizona State University and is a Certified Public Accountant (Inactive).
"We are pleased to welcome Bruce to the Board," said Shruti Singhal, Mativ's President and CEO. "Bruce brings deep financial expertise and a proven track record of guiding global manufacturers through complex transactions and operational transformation. His perspective will be invaluable as the Company continues to execute on its strategic priorities and deliver long-term value to shareholders."
Dr. Kimberly E. Ritrievi, Chair of Mativ's Board of Directors, added: "Bruce is a highly respected finance leader with extensive public-company CFO experience at a fellow global manufacturer. His financial acumen, capital markets fluency, and M&A experience will further strengthen our Board as we continue to accelerate growth and drive value for our employees, customers and shareholders."
"I am honored to be joining Mativ's Board," said Bruce Hausmann. "Mativ has built a compelling portfolio of specialty materials businesses and a clear strategy for growth. I look forward to collaborating with the management team and my fellow directors to help execute Mativ's strategic vision and build upon its success."
 About Mativ
Mativ Holdings, Inc. is a global leader in specialty materials, solving our customers’ most complex challenges by engineering bold, innovative solutions that connect, protect and purify our world. Headquartered in Alpharetta, Georgia, we manufacture on three continents and generate sales in over 80 countries through our family of business-to-business and consumer product brands. The Company’s two operating segments, Filtration & Advanced Materials and Sustainable & Adhesive Solutions, target premium applications across diversified and growing categories. Our broad portfolio of technologies combines polymers, fibers and resins to optimize the performance of our customers’ products across multiple stages of the value chain. Our leading positions are a testament to our best-in-class global manufacturing, supply chain and materials science capabilities. We drive innovation and enhance performance, finding potential in the impossible.
Chris Kuepper, IRC
Director, Investor Relations
770-569-4229
investors@mativ.com